SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 25, 2008
SOUNDBITE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33790 (Commission File Number)	04-3520763 (IRS Employer Identification No.)
22 Crosby Drive
Bedford, Massachusetts 01730
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (781) 897-2500
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 25, 2008, the Compensation Committee of the Board of Directors of SoundBite Communications, Inc. (the “Company”), adopted the 2008 Management Cash Compensation Plan (the “2008 Compensation Plan”) for members of the senior management team, including the Company’s chief executive officer, chief financial officer and each of its other named executive officers (collectively, the “Executives”). The 2008 Compensation Plan has two components: (i) base salary and (ii) variable performance based compensation.
Base Salary
     Base salary levels for the Executives are set based upon an independent third party review of senior management compensation. The recommended 2008 base salary is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual.
Variable Performance Based Compensation
     The 2008 Compensation Plan provides for a cash bonus to be paid on a quarterly, semi annual and annual basis. The bonus levels for the Executives are set based upon an independent third party review of senior management compensation. The recommended 2008 cash bonus is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual. For 2008 there will be three components to the variable performance bonus: Revenue Growth, Pro Forma Net Income and Organizational Goals and Objectives. The respective bonuses will be accrued in the quarter they are earned. The bonuses will be paid upon closing of the Company’s books and release of the financial results of the respective quarter based upon the payment frequency for each component provided below.
Revenue Growth: The Revenue Growth portion provides for 33% of the Executive’s bonus to be earned and paid based upon actual revenue achievement when compared to 2008 Compensation Plan revenue levels. The Revenue Growth performance will be measured and paid on a quarterly basis.
Pro Forma Net Income: The Pro Forma Net Income portion provides for 33% of the individual’s bonus to be earned and paid based upon actual pro forma net income achievement when compared to 2008 Compensation Plan pro forma net income levels. For the purposes of the 2008 Compensation Plan Pro Forma Net Income is defined as net income (as determined in accordance with accounting principles generally accepted in the United States) plus FAS 123R expense. The Pro Forma Net Income performance will be measured and paid on a quarterly basis. For purposes of this exceeding 2008 Compensation Plan bonus, a minimum threshold of pro forma net income must be attained for the full year.

Organizational Goals and Objectives: The Organizational Goals and Objectives portion provides for 34% of the Executive’s bonus to be earned and paid based upon achievement of previously agreed to goals and objectives. The Organizational Goals and Objectives performance will be measured and paid on a biannual basis. The major areas to be addressed with this program include, but are not limited to, the following: new product launches, business development, marketing programs, security, financial systems and controls implementation, operational efficiency, and research and development quality. Individual participants will incorporate these goals based upon their respective roles, responsibility, and position at the Company.
Depending on the Executive’s job function, the target bonus that an Executive is eligible to receive under the 2008 Compensation Plan ranges between 33% and 67% of his or her then annual salary when 100% of the Revenue Growth, Pro Forma Net Income and Organizational Goals and Objectives targets are achieved.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 29, 2008	SOUNDBITE COMMUNICATIONS, INC.
	By:	/s/ Robert C. Leahy
Robert C. Leahy
Vice President, Chief Operating Officer and Chief Financial Officer